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                                                                    Exhibit 10.1




                                                    February 29, 2000



Mr. Michael S. Rosen
President and Chief Executive Officer
Endorex Corporation
28101 Ballard Drive, Suite F
Lake Forest, IL 60045

                               Finder Agreement
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Dear Sirs:

     Reference is made to our recent discussions relating to a proposed private placement under Rule 506 of Regulation D of the Securities Act of 1933, as amended (the "Act") of securities of Endorex Corporation (the "Company") as hereinafter described. Based upon our discussions and representations which you have made to us describing the Company and its principals, the present and proposed business activities of the Company and the Company's operations and financial condition, Paramount Capital, Inc. ("Paramount") hereby confirms in principle its interest in acting as a finder for the Company, on a "best efforts" basis, in connection with the private placement offering of the Company's Units (the "Offering"), upon the following basic terms and conditions:

     1. Paramount will introduce the Company to "accredited investors" as defined in Rule 501 of Regulation D promulgated under the Act for the purchase of Units. Each "Unit" shall consist of (i) a number of shares of common stock of the Company (rounded to the nearest whole share, with one-half (0.5) of one share, or greater fraction thereof, being rounded upward), par value $.001 per share (the "Common Stock"), determined by dividing one hundred thousand dollars ($100,000) by the lower of (a) the average closing price of the Common Stock, as quoted on the American Stock Exchange, for the five (5) consecutive trading days immediately preceding the Pricing Date (as defined in paragraph 2 below); (b) the average closing price of the Common Stock, as quoted on the American Stock Exchange, for the fifteen (15) consecutive Trading Days immediately preceding the Pricing Date and (c) $7.25, and (ii) a five year warrant (collectively, the "Warrants") to purchase a number of shares of Common Stock equal to twenty five percent (25%) of the shares of Common Stock included in such Unit, such warrants to be exercisable, in whole or in part, at any time prior to the fifth

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anniversary of the date of issuance at an exercise price equal to one hundred twenty five percent (125%) of the Offering Price (the Common Stock, the Warrants, and the Common Stock issuable upon the exercise of the Warrants are sometimes herein collectively referred to as the "Securities"). In no event, however, will the Company be required to sell securities at a price per share less than $3.25. The Company will sell a maximum number of Units which would include up to 1,500,000 shares of Common Stock (exclusive of the Warrants and any Paramount Warrants (as defined below)) (the "Maximum Offering"). The sale of any Units is contingent upon the Company making sales of a number of Units which would provide aggregate gross proceeds to the Company of at least $2,000,000 (the "Minimum Offering"). For purposes hereof, "closing bid price" shall mean, for each trading day, the reported per share closing bid price of the Common Stock on the American Stock Exchange during such trading day. "Trading Day" shall mean a day on which the American Stock Exchange is open for the transaction of business.

     2. At any time after receipt of subscriptions for at least the Minimum Offering Amount and prior to May 1, 2000, the Company may execute a subscription agreement (the "Subscription Agreement") with each of the investors (the date of such execution being the "Pricing Date") and may conduct a closing (a "Closing") at any time immediately following receipt of the Minimum Offering (the date of any such Closing a "Closing Date"). Certificates representing shares of the Common Stock, and the Warrants, shall be delivered to the investors no later than ten (10) days after the Closing Date.

     3. Pending completion or termination (pursuant to paragraph 20 below) of the Offering, the Company agrees that it will not enter into any agreement, discussion or negotiations with any other person or entity relating to a possible private offering or placement of its securities.

      4. (a) The Company will, as soon as practicable, but not later than 30 days after the Closing Date (the "Outside Filing Date"), (a) file a shelf registration statement (the "Shelf Registration Statement") with respect to (i) the resale of the shares of Common Stock sold in the Offering; (ii) the shares of Common Stock issuable upon exercise of the Warrants; and (iii) the shares of Common Stock issuable upon exercise of the Paramount Warrants (as defined below) (collectively, the "Registrable Capital Stock") with the SEC and use its best efforts to have such Shelf Registration Statement declared effective by the SEC prior to the date which is 75 days after the Closing Date and (b) cause such Shelf Registration Statement to remain effective until such date as the holders of the securities have completed the distribution described in the Shelf Registration Statement or at such time that such shares are no longer, by reason of Rule 144(k) under the Act, required to be registered for the sale thereof by such holders.

         (b) Except to the extent any delay is due to the failure of a investor or Paramount to reasonably cooperate in providing to the Company such information as shall be reasonably requested by the Company in writing for use in the Shelf Registration Statement, in the event that the Shelf Registration Statement is not filed by the Outside Filing Date the Company shall, for no additional consideration, pay to each investor as liquidated damages and

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not as a penalty an amount in cash equal to one percent (1%) of the amount invested by such investor for each 30 day period in which the Shelf Registration Statement remains unfiled; provided, however, that in no event shall the amount of liquidated damages payable by the Company to any investor exceed twelve (12%) of the amount invested by such investor.

     5. Prior to the effective date of the Shelf Registration Statement, the Company will file a listing application for (a) the shares of Common Stock sold in the Offering and (b) the Common Stock issuable upon exercise of the Paramount Warrants (as defined below) with the American Stock Exchange.

     6. Paramount will receive cash commissions equal to seven percent (7%) of the aggregate gross proceeds received by the Company in the Offering (the "Cash Commissions"). Paramount may, in its discretion, retain others, who shall be members in good standing of the National Association of Securities Dealers, Inc. ("NASD"), to act as selected dealers in placing the Common Stock. Such other others will be compensated by Paramount out of its commissions. The Company has advised Paramount that no person is entitled, directly or indirectly, to compensation from the Company for services as a finder in connection with the proposed Offering or any other transaction contemplated by this Finders Agreement.

     7. Pending completion of the Offering and for a 30 day period thereafter, the Company will not issue press releases with respect to the Offering or engage in other publicity without giving Paramount advance copies of any such releases. During the 12 month period following the completion of the Offering, the Company will not lower the exercise price or conversion price of any currently outstanding options, warrants or convertible securities without the prior written consent of Paramount (other than as required by existing anti-dilution provisions currently in effect).

     8. The Company shall be responsible for and shall bear all expenses directly and necessarily incurred in connection with the proposed Offering, including but not limited to, the costs of preparing, printing and filing with the Securities and Exchange Commission (the "SEC") the Shelf Registration Statement and amendments, post-effective amendments and supplements thereto; preparing, printing and delivering exhibits thereto and copies of the preliminary, final and supplemental prospectus; preparing, printing and delivering all selling documents, including but not limited to this Agreement, subscription agreements, warrant agreements and stock and warrant certificates; blue sky fees, filing fees and legal fees and disbursements of our counsel in connection with blue sky matters; fees and disbursements of the transfer and warrant agent; the cost of a total of two sets of bound closing volumes for Paramount and its counsel) (collectively, the "Company Expenses"). The Company shall be responsible for Paramount's legal fees and other reasonable out-of-pocket expenses in connection with this transaction, such fees and expenses not to exceed $75,000 (the "Paramount Expenses").

     9. Upon consummation of the Offering contemplated hereby, the Company will, in consideration of the services rendered by Paramount in connection with the Offering, issue to Paramount and/or its designees for no additional consideration, warrants (the "Paramount Warrants") to acquire a number of shares of Common Stock equal to the sum of (i) ten percent

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(10%) of the number of shares of Common Stock included in the Units sold in the
Offering and (ii) ten percent (10%) of the number of shares of Common Stock issuable upon exercise of Warrants contained in the Units sold in the Offering in the Offering, exercisable for a period of seven (7) years commencing six (6) months after the closing of the Offering at an exercise price equal to 110% of the price per share of Common Stock sold in the Offering. The Paramount Warrants cannot be transferred, sold, assigned or hypothecated for six (6) months except that they may be assigned in whole or in part during such period to any NASD member participating in the Offering or any officer or employee of Paramount or any such NASD member. The Paramount Warrants will contain a cashless exercise feature, anti-dilution protection and the right to have the Common Stock issuable upon exercise thereof included on the Shelf Registration Statement. In the event that the closing bid price for any 20 consecutive Trading Days is at least 250% of the exercise price of Paramount Warrants, then upon 30 days prior written notice to Paramount, the Company shall have the right to redeem Paramount Warrants at a price equal to the exercise price if such Paramount Warrants have not been exercised prior to the expiration of such 30 day period.

     10. At the request of Paramount, the Company will use its best efforts to obtain from its officers and directors, an agreement that, from the date Subscription Agreements are made available to investors until 180 days following the Closing Date, they will not sell, assign or transfer any of their shares of the Company's securities without Paramount's prior written consent.

     11. Paramount shall be entitled to receive the cash commissions described in paragraph 6 and the Paramount Warrants described in paragraph 9 in the event that any investor who is or has been introduced to the Company by Paramount, and who invests in the Company during the 12-month period following the date hereof; provided, however, that Paramount shall not be entitled to any such cash commissions or Paramount Warrants as a result of any investment made as a part of a public offering of the Company's securities. Paramount will provide the Company with a list of such introduced investors on the Closing Date. In addition, the Company shall in all events be responsible for Paramount's reasonable out of pocket expenses in connection with any such private investment.

     12. The Company shall not use any proceeds from the Offering to repay any indebtedness of the Company, including, but not limited to, any indebtedness to current executive officers or principal stockholders of the Company, but excluding accounts payable incurred in the ordinary course and the Line of Credit with Finova.

     13. Unless required by law, any services and advice rendered by Paramount pursuant to this Agreement (and the existence of this Agreement) shall not be disclosed publicly in any manner without Paramount's prior written approval and shall be treated by the Company as confidential information. All material non-public information given to Paramount by the Company shall be treated by Paramount as confidential information and shall not be used by Paramount except in rendering its services pursuant to this Agreement. The Company will use its best efforts to clearly delineate to Paramount any such information.

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     14. Paramount shall be entitled to rely on the representations, warranties and covenants of the Company as set forth in any Subscription Agreement or other document used by the Company in connection with or otherwise related to the Offering, including without limitation the legal opinion of counsel to the Company. Further, Paramount reserves the right to conduct legal, business and financial due diligence of the Company to the extent that Paramount, in its sole discretion, deems it necessary and appropriate.

     15. (a) The Company agrees to indemnify each of Paramount, the directors, officers, employees, shareholders, controlling persons under the Act, affiliates and agents thereof (each an "Indemnitee," together, the "Indemnitees"), pay on demand and protect, defend, save and hold each Indemnitee harmless from and against any and all liabilities, damages, losses, settlements, claims, actions, suits, penalties, fines, costs or expenses (and all actions in respect thereof) (including, without limitation, reasonable attorneys' fees and related expenses) incurred by or asserted against any Indemnitee of whatever kind or nature, arising from, in connection with or occurring as a result of, this Agreement or the matters contemplated by this Agreement, including without limitation, (i) the engagement of Paramount pursuant to this Agreement or any other related agreement, including any modifications or future additions to such engagement and related activities prior to the date hereof, (ii) any act by Paramount or any Indemnitee taken in connection with this Agreement or the transactions contemplated therein (including, without limitation, the purchase of securities of the Company) other than the gross negligence or willful misconduct of Paramount, (iii) a breach of any representation, warranty, covenant, or agreement of the Company contained in this Agreement, the Subscription Agreement between the Company and the investors in the Offering or any of the other documents utilized in connection with the Offering, (iv) the employment by the Company of any device, scheme or artifice to defraud, or the engaging by the Company in any act, practice or course of business which operates or would operate as a fraud or deceit, or any conspiracy with respect thereto, in connection with the Offering, or (v) any untrue statement or alleged untrue statement of a material fact contained in any of the documents used in connection with or otherwise related to the Offering or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading unless as a result of the gross negligence or willful misconduct of Paramount. The Company further agrees that it will not, without the prior written consent of Paramount, settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought hereunder (whether or not Paramount or any Indemnitee is an actual or potential party to such claim, action, suit or proceeding) unless such settlement, compromise or consent includes an unconditional release of Paramount and each other Indemnitee hereunder from all liability arising out of such claim, action, suit or proceeding.

         (b) The foregoing shall be in addition to any rights that any Indemnitee may have at common law or otherwise.

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         (c) The Company hereby consents to personal jurisdiction and service and venue in any court in which any claim which is subject to this agreement is brought against any Indemnitee.

     16. This Agreement shall continue for a term of sixty (60) days from the date hereof, subject to the right of the Company to extend the term for up to an additional thirty (30) day period, provided that good-faith negotiations are continuing with investors to complete the Offering. Paragraphs 3, 7, 8, 11, 13, 14, 15, 16, 17, 18, 19, 20, 21 and 22 of this Agreement shall remain operative and in full force and effect regardless of any expiration or termination of this Agreement by the Company.

     17. The Company agrees not to use the name of Paramount in any written document used externally without the prior consent of Paramount, which shall not be unreasonably withheld, except as otherwise required by law.

     18. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of law. The parties hereby irrevocably submit to the exclusive jurisdiction of the Courts of the State of New York.

     19. This Agreement shall be binding upon and inure to the benefit of Paramount and the Company and each of their successors and assigns. This Agreement may not be assigned by either party without the prior written consent of the other.

     20. Paramount may terminate this Agreement at any time prior to the closing of the Offering in its sole discretion, with or without cause, and without liability whatsoever to the Company. The Company may in its sole judgment and discretion, determine at any time not to proceed with the Offering; provided, however, that in the event of such a termination, the Company shall pay to Paramount it's reasonable out of pocket expenses (for which the Company shall in all events remain liable)).

     21. Nothing herein shall restrict or otherwise limit Paramount from performing similar or dissimilar services for any other party or for its own account. The provisions of this paragraph 21 shall be enforceable to the fullest extent permitted by law.

     22. This Agreement embodies the entire agreement and understanding between the parties hereto and supersedes any prior agreements or understandings, oral or written, relating to the subject matter hereof. If any provision of this Agreement is determined to be invalid or unenforceable in any respect, such determination will not affect such provision in any other respect or any other provision of this Agreement, which will remain in full force and effect. This Agreement may not be amended or otherwise modified or waived except by an instrument in writing signed by both the Company and Paramount.

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     If the foregoing conforms to your understanding, please sign, date and return to us the enclosed copy of this letter.


                                           Very truly yours,

                                           PARAMOUNT CAPITAL, INC.


                                           By:_________________________________
                                           Name:  Lindsay A. Rosenwald,M.D.
                                           Title: Chairman


The foregoing is in conformity
with our understanding:

ENDOREX CORPORATION



By:__________________________________
Name:  Mr. Michael S. Rosen
Title: President and Chief Executive Officer

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